ASSET PURCHASE AGREEMENT

                               DATED MAY 14, 1998

                                  BY AND AMONG

                    OUTSOURCE INTERNATIONAL OF AMERICA, INC.

                                    AS BUYER,

                              MID-WEST TEMPS, INC.

                                    AS SELLER

                                       AND

                         TERESA USHER AND DEBORAH WEISS


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 15th day of May, 1998 ("Agreement"), by and among OutSource International of America, Inc., a Florida corporation ("Buyer"), Mid-West Temps, Inc., an Illinois corporation ("Seller") and Teresa Usher and Deborah Weiss ("Usher and Weiss").

                                    RECITALS:

         WHEREAS, Seller operates temporary and permanent staffing businesses in the State of Illinois with two (2) offices in the locations set forth on
SCHEDULE 1 hereto (the "Business").

         WHEREAS, Usher and Weiss are the principal shareholders of Seller; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth herein, substantially all of the assets of Seller, which together constitute substantially all of the assets that are used in connection with, necessary for, or beneficial to, the operation of the Business;

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

         1.1 SALE OF ASSETS OF SELLER. Subject to the terms and conditions hereof, Seller will sell, convey, assign, transfer and deliver to Buyer at the Closing (as hereafter defined), and Buyer will purchase and accept at the Closing, all assets, properties, privileges, rights, interests, business and goodwill owned by Seller or in which Seller has an interest (except the Excluded Assets, as hereinafter defined), and used or held for use in connection with the operation of the Business, of every kind and description, real, personal and mixed, tangible and intangible and wherever located (such assets, properties, privileges, rights, interests, business and goodwill being transferred hereunder are hereinafter referred to collectively as the "Assets"). Without limiting the generality of the foregoing, the Assets shall include all of Seller's right, title and interest in and to the following (except to the extent any of the following constitute Excluded Assets):

         (a) All supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property owned by Seller or used by Seller in connection with the Business, including, without limitation, the tangible assets listed on SCHEDULE 1.1 hereto.


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         (b) All of Seller's right, title and interest under all agreements or contracts to which it is a party or by which it or the Assets are bound or which otherwise relate to the Business, including, without limitation, the documents listed on SCHEDULE 3.7 hereto;

         (c) All of Seller's right, title and interest in and to the Intellectual Property (as hereafter defined) owned by Seller or used in the Business;

         (d) All proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights used in the Business;

         (e) All rights of Seller in and to its trade names and trademarks used in the Business, and variants thereof and all goodwill associated therewith;

         (f) The Business as a going concern and, to the extent assignable, its Permits (as hereinafter defined), licenses, telephone numbers, customer lists, vendor lists, advertising material and data, restrictive covenants, lists of temporary employees, choses in action, rights of recovery, rights of recoupment, together with all books, computer software, files, papers, records and other data of Seller relating to its respective assets, properties, business and operations;

         (g) All other property and rights of every kind or nature owned by Seller or used in the Business, including but not limited to the employment applications of temporary staff (the "Applications").

         (h) All of Seller's utility deposits, security deposits and prepaid expenses.

         1.2 ASSETS RETAINED BY SELLER. There shall be excluded from the Assets and retained by Seller all of the following (collectively, the "Excluded Assets"):

         (a) All of Seller's cash, cash equivalents and accounts receivable, including accounts from billings to customers for temporary labor services during the week ending Sunday, May 17, 1998.

         (b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; and

         (c) Any of the rights of Seller under this Agreement (or under any agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

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         (d) Such choses in action, rights of recovery, rights of recoupment, rights of refund (including refunds under canceled insurance policies) or other claims arising from, in connection with or related to the Excluded Assets or arising from, in connection with or related to liabilities not assumed or indemnified by Buyer.

         (e) Rights under any tax returns, to any tax refunds and claims for refund;

         (f) Employee advances (excluding advances for salary, commission and draws);

         (g) The personal automobile used by Usher;

         (h) Fax machines currently located in the homes of Usher and Weiss, respectively;

         (i) Stairmaster and exercise bike;

         (j) Any other personal property used at home of Usher or Weiss.

         1.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume, and shall agree to satisfy and discharge as the same become due only those liabilities and obligations of Seller specifically listed on SCHEDULE 1.3 hereto (the "Assumed Obligations") and, subject to Section 1.4 of this Agreement, the Assumed Leases (as hereafter defined). Buyer shall not assume, agree to perform or discharge, indemnify the Seller against, otherwise be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, that is not expressly listed on SCHEDULE 1.3 hereto. Without limiting the generality of the foregoing sentence, Buyer shall not assume or be responsible for any of the following: any amounts due to any of Seller's creditors listed on SCHEDULE 1.3 hereto in excess of the amounts expressly listed thereon; any matured obligations under leases, licenses, contracts or agreements in excess of the amounts expressly listed on SCHEDULE 1.3 hereto; any liabilities, obligations, debts or commitments of Seller incident to, arising out of, or incurred with respect to, this Agreement and the transactions contemplated hereby; any and all sales, use, franchise, income, gross receipts, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value added, leasing, leasing use, or other taxes, levies, imposts, duties, charges or withholdings of any nature arising out of the transactions contemplated hereby. Seller further agrees to satisfy and discharge as the same shall become due all of its obligations and liabilities not specifically assumed by Buyer hereunder, provided, that Seller may contest any such liability to a third party in good faith. Buyer's assumption of the Assumed Obligations shall in no way expand the rights and remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated. Effective as of the Closing Date, all of Seller's employees shall be terminated by Seller, and at the option of Buyer, shall be employed by Buyer at compensation levels set forth on Schedule 3.17 attached hereto. Buyer will indemnify Seller, Usher and Weiss and defend and hold Seller, Usher and Weiss harmless from loss related to such termination, only with respect to any employee who accepts employment and completes all applicable

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employment forms including a noncompetition agreement with Buyer upon the consummation of the transaction contemplated by this Agreement.

         1.4 LEASES. Notwithstanding any other provision of this Agreement, Buyer's assumption of any liabilities or obligations of Seller with respect to any lease or leasehold interest (the "Assumed Leases") shall be subject to the terms of the Lease Assignment and Assumption Agreements to be delivered pursuant to Sections 2.2(i) and 2.3(e) of the Agreement. SCHEDULE 1.4 hereto contains a complete list of all Assumed Leases. Seller shall use its best efforts to cause the landlords of each of the properties listed on SCHEDULE 1.4 to execute the Estoppel Certificate and Consent to Assignment of Lease attached hereto as EXHIBIT A, but such best efforts shall not require Seller to expend more than $350.00 in payment to any such landlord to obtain the Estoppel Certificate.

         1.5 PAYMENT FOR ASSETS. Buyer shall purchase the Assets for a purchase price (the "Purchase Price") of Four Million Nine Hundred Forty Six Thousand, Eight Hundred and 00/100 Dollars ($4,946,800.00), payable in accordance with
Section 1.6 hereto, and the Earnout specified below.

         1.6 PAYMENT OF PURCHASE PRICE. At Closing, Buyer shall pay the Purchase Price to Seller as follows:

         (a) Cash in the amount of Four Million and 00/100 Dollars ($4,000,000.00) via bank wire transfer of immediately available funds to an account designated by Seller in writing;

         (b) Cash in the amount of $946,800.00 shall be paid by Buyer to Seller via bank wire transfer of immediately available funds to an account at Chicago Title and Trust Company in Chicago, Illinois which shall serve as an indemnity reserve account to protect Buyer against loss resulting from any breach of this Agreement by Seller, including the breach of any of Seller's warranties or representations hereunder. Such account shall be governed by the terms of an Escrow Agreement in the form attached hereto as Exhibit B to be executed by the Escrow Agent, Buyer and Seller at the Closing. All costs, fees or charges of the Escrow Agent shall be divided equally between Seller and Buyer.

        (c) On or before September 1, 1999, Seller will be paid an Earnout ("Earnout") equal to the Incremental Gross Profit (defined below) for the period commencing with the opening of business on June 1, 1998 and ending at the close of business on May 31, 1999 (the "Earnout Period") less consulting payments, if any, paid to Usher and Weiss. Incremental Gross Profit is defined as the difference between the Adjusted GP of the Business (calculated by Buyer in accordance with EXHIBIT C) for the Earnout Period following the Closing Date and the greater of $1,725,000 or the Adjusted GP of the Business for the period ending on March 31, 1998. Seller and its representatives may review all books, records and work papers of Buyer, and make copies or extracts thereof, only as related to the calculation of the Earnout and may object to the calculation made by Buyer of the amount of Earnout. During the Earnout Period following the closing, Buyer will operate the Business in Buyers usual

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manner of doing business, and Buyer will not delay billing, customers, nor advance the payment of bills for the purpose of adversely affecting the Earnout.

         1.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth on EXHIBIT D hereto (the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations. Buyer and Seller shall: (i) be bound by the Allocation for purposes of determining any Taxes (as hereafter defined); (ii) prepare and file tax returns on a basis consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of the receipt of such notice. Seller and Buyer each shall timely after the Closing file form 8594 with the Internal Revenue Service detailing this allocation. In the event that Buyer determines that any adjustments to such allocation are necessary, and Seller consents to such adjustments, Seller shall make such modifications as are necessary in Seller's form 8594 or any tax report or return filed or to be filed by Seller in order to conform to Buyer's allocation as adjusted.

         1.8 ENCUMBRANCES. The Assets shall be sold and conveyed to Buyer free and clear of all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, claims, title defects, pledges, encroachments and burdens of every kind or nature whatsoever, except for the matters set forth in
SCHEDULE 1.8 hereto (the "Permitted Liens").

        1.9 PRORATION. Seller shall pay at Closing all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Assets. All ad valorem and property taxes, and any similar assessment based upon or measured by Seller's ownership interest in the Assets, shall be prorated between Seller and Buyer as of the Closing Date based upon such taxes assessed against the Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall be prorated on the basis of a 365-day year. Seller shall be charged for all such taxes and assessments based upon or measured by Seller's ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. All such prorations and payments shall be made 30 days after the Closing.

2.       CLOSING DATE.

         2.1 TIME AND PLACE OF CLOSING. The closing of the sale and purchase of the Assets (the "Closing") will take place at Rudnick & Wolfe, Suite 1800, 203 North LaSalle Street, Chicago, Illinois commencing at 8:30 A.M. Central Daylight Time, on May 14, 1998 or at such other time and place as the parties may establish (the date of the Closing being hereinafter referred to as the "Closing Date"). The transactions contemplated hereby shall be deemed to be effective as of 12:01 a.m., Eastern Daylight Time, on May 18, 1998.

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         2.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall execute and deliver or cause to be executed and delivered to Buyer the following:

         (a) A Bill of Sale, in substantially the form attached as EXHIBIT E hereto;

         (b) An Assumption Agreement, in substantially the form attached as EXHIBIT F hereto, and which shall be executed by Buyer as provided;

         (c) A Noncompetition Agreement in substantially the form attached as EXHIBIT G hereto executed by Mid-West Temps, Inc., Teresa Usher and Deborah Weiss pursuant to which they shall agree not to compete with Buyer for a period from the date of this Agreement and up to and including May 11, 2003;

         (d) An Employment Agreement, in substantially the form attached as EXHIBIT H hereto, executed by Anna Greenberg.

         (e) An Assignment of Applications, in substantially the form attached as EXHIBIT I hereto;

         (f) An Assignment of Trademarks substantially in the form attached hereto as EXHIBIT J;

         (g) A Certificate executed as of the Closing Date by a duly authorized officer of Seller certifying: (i) the resolutions of the Board of Directors and Shareholders of Seller approving the transactions contemplated hereby, and (ii) as to the accuracy of Seller's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Seller at or before Closing;

         (h) The documents required pursuant to Sections 6 of this Agreement;
and

         (i) Assignments of Leases in form attached as EXHIBIT N;

         (j) Such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

         2.3 DELIVERIES BY BUYER. At or prior to Closing, Buyer shall execute and deliver or cause to be executed and delivered to Seller the following:

         (a) The Assumption Agreement, in substantially the form attached as EXHIBIT F hereto;

         (b) A Certificate executed as of the Closing Date by a duly authorized officer of Buyer

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certifying: (i) the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby, and (ii) as to the accuracy of Buyer's representations and warranties and as to the performance and compliance of all of the terms, provisions and conditions to be performed or complied with by Buyer at or before Closing;

         (c) Escrow Agreement in substantially the form attached as EXHIBIT B hereto; and

         (d) The portion of the Purchase Price identified in paragraph 1.6 (a) and (b) above;

         (e) Such other instruments of assumption as Seller and its counsel may reasonably request.

3. REPRESENTATIONS AND WARRANTIES OF SELLER, USHER AND WEISS. Seller, Usher and Weiss, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer. The term "knowledge" or similar language used in this Section 3 shall, in each case, mean the actual knowledge of Seller, Usher or Weiss, as the case may be, after reasonable investigation.

         3.1 TITLE TO ASSETS. Except as described in SCHEDULE 1.8 hereto, Seller has good, marketable and unencumbered title to the Assets (or, with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever, and have full right and authority to transfer and deliver all the Assets. Except as described in
SCHEDULE 1.8 hereto, upon consummation of the transactions contemplated hereby, Seller will have transferred to Buyer good, marketable and unencumbered title to the Assets (or with respect to any real or personal property leases included in the Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever except for liens, claims or encumbrances created or allowed by Buyer. The Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Business, except for Excluded Assets.

         3.2 CORPORATE STATUS OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller is qualified to do business and in good standing in each jurisdiction where the operation of its business requires that it be so qualified. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. An accurate and complete copy of the Articles of Incorporation and Bylaws of Seller, as presently in effect, are included as an attachment to SCHEDULE 3.2 hereto.

         3.3 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by

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Seller of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of Seller. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Seller, and enforceable against Seller in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         3.4 CONDITION OF REAL AND PERSONAL PROPERTY; LEASES. Seller does not own any real property. Except as disclosed in SCHEDULE 3.4, and to the knowledge of Seller without independent investigation, all real property leased by Seller and used in the operation of the Business is listed and described in SCHEDULE
3.4 hereto and is in good condition and repair, subject only to normal wear and tear. To Seller's knowledge, without independent investigation, all buildings and improvements located thereon are in good condition and repair, subject only to normal wear and tear. Seller has delivered to Buyer accurate and complete copies of all leases relating to real and personal property leased by Seller and used in the operation of the Business and, except as described in SCHEDULE 3.4, all such leases are in full force and effect, no event of default has been declared thereunder and, to the Seller's knowledge, no basis for any default exists. No such lease of real or personal property is subject to termination or modification as a result of the transactions contemplated hereby. All material items of tangible personal property and assets owned or leased by Seller and used in the operation of the Business are described in SCHEDULE 1.1 hereto. All machinery and equipment listed in SCHEDULE 1.1 conforms to all applicable ordinances, regulations, and other laws. Except as described in SCHEDULE 1.1, all items listed on SCHEDULE 1.1 are in good operating condition and repair, subject only to normal wear and tear, and are adequate to conduct the Business as it is now being conducted.

         3.5 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as part of SCHEDULE 3.5 are the Seller's financial statements for the years ended December 31, 1995, 1996 and 1997 (the "Financial Statements") and the interim monthly financial statement as of March 31, 1998. The Financial Statements: (a) present fairly the financial position and results of operations of the Seller for the dates or periods indicated thereon; (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated except for normal year end adjustments and the omission for footnotes; and (c) fairly presents the transactions, assets and liabilities of Seller as of the dates and for the periods presented. Except as set forth in the Financial Statements or on SCHEDULE 3.5 hereto, Seller has no debts, liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with generally accepted accounting principles. To the knowledge of Seller, Usher or Weiss there is no basis for the assertion of any claims or liabilities of any nature which are not fully

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reflected or reserved against in the Financial Statements or otherwise disclosed in SCHEDULE 3.5 hereto.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 23, 1998, Seller has conducted the Business only in the normal and ordinary course in substantially the same manner as heretofore conducted and has used all reasonable efforts consistent with normal business practices to preserve and promote the Business and to avoid any act that might have a material adverse effect upon the value of the Business as a going concern or upon the Assets. To Seller's knowledge, no event has occurred to prevent the Business from operating in a normal and usual manner and in substantially the same manner as heretofore operated. Except as expressly set forth in SCHEDULE 3.6 hereto, since March 23, 1998:

         (a) there has not been any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Business or the Assets;

         (b) there has not been any increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (i) in compensation or bonuses payable to or to become payable by Seller to its officers, employees or agents; (ii) in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents; or (iii) other material change in the employment terms of any officer, employee or agent of Seller;

         (c) there has not been any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein, or any mortgage, lien or encumbrance placed thereon except in the ordinary course of business and consistent with past practice;

         (d) there have not been any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made, involving, individually or in the aggregate, Two Thousand Five Hundred Dollars ($2,500.00) or more;

         (e) there has not been any failure to maintain any of Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

         (f) there has not been any action taken or omitted to be taken by Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets;

         (g) there has not been any liability, obligation or commitment incurred by Seller involving, individually or in the aggregate, more than Two Thousand Five Hundred Dollars ($2,500.00), other than in the normal course of business;

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         (h) there are no pending claims for worker's compensation submitted by any employee of Seller with respect to services performed on behalf of Seller, or to Seller's knowledge, facts or state of facts existing which could give rise to claims for workers' compensation by any employee of Seller with respect to services performed on behalf of Seller which are not listed on Schedule 3.19 and which exceed individually or in the aggregate Five Thousand Dollars ($5,000.00).

         (i) Seller has not entered into, nor has Seller or the Assets become subject to, any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in SCHEDULE 3.7 hereto that are not otherwise disclosed herein;

         (j) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

         (k) there has been no change made or authorized in the charter or bylaws of Seller;

         (l) Seller has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

         (m) Seller has not declared, set aside or paid any dividend nor made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

         (n) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

         (o) To Seller's knowledge, there has not been any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Assets, the Business, or on the financial condition or operations of Seller; and

         (p) there has not been any commitment to do any of the foregoing.

         3.7 CONTRACTS AND COMMITMENTS. SCHEDULE 3.7 hereto includes a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations to which Seller is a party, by which Seller or its assets or properties are bound or may be affected or which otherwise relate to the Business (the "Material Agreements"). Without limiting the generality of the foregoing, the term Material Agreement includes: (a) any lease or license with respect to any Assets, whether Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred
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payment of the purchase price of any Assets; (c) any agreement concerning a partnership or joint venture; (d) any agreements between Seller on the one hand and any of its shareholders, officers, directors or employees on the other; (e) any agreement relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement; (g) any agreement entered into outside of the ordinary course of business which obligates Seller to make any payment in excess of $2,000.00; or (h) any other agreement (or group of related agreements) which could involve expenditures (in cash or in kind) by Seller in excess of $2,500.00 per year other than in the normal course of business. True and complete copies of all of the Material Agreements are included as part of SCHEDULE 3.7 hereto. Each of the Material Agreements listed in SCHEDULE 3.7 are valid, binding and enforceable in accordance with their respective terms and are in full force and effect and were entered into in the ordinary course of business on an "arms length" basis. No part of Seller's rights or benefits under any Material Agreement has been assigned, transferred, or in any way encumbered. Seller is not in breach of nor has Seller defaulted under any of the Material Agreements and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) a breach or default by Seller under any Material Agreement. To Seller's knowledge, the other parties to the Material Agreements are not in default thereunder and no occurrence or circumstance exists which constitutes or would constitute (with or without the giving of notice or the passage of time or both) a breach or default by the other party thereunder. Except as set forth on SCHEDULE 3.7 hereto, neither Seller nor any of the Assets are bound by or subject to any contract, agreement, commitment, indenture, mortgage, note, bond, license, real or personal property lease or other obligation which on the Closing Date cannot be terminated upon thirty (30) days' written notice by Seller or Buyer without penalty or other obligation being incurred upon such termination.

         3.8 ASSISTANCE. Usher and Weiss shall assist Buyer with the transition of ownership for a period not to exceed twelve (12) months following the Closing Date by entering into a one (1) year Consulting Agreement with Buyer in substantially the form attached hereto as EXHIBIT M .

         3.9 INTELLECTUAL PROPERTY. Seller owns or is licensed to use all patents, trademarks, copyrights, trade names, service marks and other trade designations, including common law rights, registrations, applications for registration, technology, know-how or processes (the "Intellectual Property") necessary to conduct the Business, free and clear of and without conflict with the rights of others. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. To Seller's knowledge, Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Seller owns or uses and to consummate the transfer and assignment thereof to Buyer. Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Seller, Usher and Weiss, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. SCHEDULE 3.9 hereto contains a true and correct description of the following:

         (a) All Intellectual Property currently owned, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party; and

         (b) All agreements relating to Intellectual Property that Seller is licensed or authorized to use from others or which Seller licenses or authorizes others to use.

         3.10 TAXES. All federal, state, local and foreign tax returns (including information returns) and reports of Seller required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign agency, authority or body to be filed have been duly filed by such Seller. Seller, Usher and Weiss have either: (i) paid all federal, state, county, local, foreign and other taxes (hereinafter "Taxes" or individually a "Tax") required to be paid by it through the Closing Date and all deficiencies or other additions to Tax, including interest or penalties owed in connection with any such Taxes; or (ii) included adequate provision for all such Taxes and deficiencies or other additions to Tax applicable to Seller in the Seller's Financial Statements. All Taxes and other assessments and levies required to be collected or withheld by Seller with respect to the operation of its business from customers with respect to sales of products or from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in an account owned by Seller and established for that purpose.

         Seller is not a party to any pending action or proceeding regarding assessment or collection of Taxes by any governmental authority. To Seller's knowledge, no action or proceeding regarding assessment or collection of Taxes is threatened against Seller. To Seller's knowledge, there are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action or proceeding. Seller has not executed or filed any agreement with the Internal Revenue Service or any other taxing authority extending the period for the assessment or collection of any Taxes.

         3.11 LITIGATION. Except as set forth on Schedule 3.11 attached hereto; there is no suit, proceeding, action, claim or investigation, at law or in equity, pending or, to Seller's, Usher's or Weiss' knowledge, threatened against or affecting in any way the assets, properties or property interests of Seller. There are no facts or state of facts existing that (with or without the giving or notice or the passage of time or both) could form the basis for any such suit, proceeding, action, claim or investigation. Neither Seller nor any of its assets, property or property interests is subject to any judgement, order, writ, injunction or decree of any court or any federal, state, municipal, foreign or other governmental authority, department, commission, board, bureau, agency or other instrumentality.

         3.12 EMPLOYEE BENEFIT PLANS; ERISA.

         (a) There are no pension plans, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), for the benefit of any employee or terminated employee of Seller or any Seller ERISA Affiliate, except Seller's medical or health plan. Seller has complied with and is in compliance with any and all laws, regulations, rules or ordinances regarding its medical plan or health plan administered by Seller, and with respect to such plan (the "Plan").

         (b) Seller does not participate currently and has never participated in and is not required currently and has never been required to contribute to or otherwise participate in any "multi employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

         (c) True and complete copies of the Plan has been furnished to Buyer. Seller has delivered to Buyer the most recent financial statement and the most recent actuarial report prepared with respect to such Plan that is funded, the most recent Internal Revenue Service ("Service") determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such documents which cannot be furnished; and any such documents furnished and the nature of the documents which cannot be furnished shall be reasonably satisfactory to Buyer.

         (d) If the Plan is required to be "qualified" within the meaning of
Section 401(a) of the Code, a determination letter from the Service has been received to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or will occur through the Closing Date (including without limitation the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.

         (e) All contributions required by the Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by Seller by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

         (f) No "accumulated funding deficiency", as defined in Section 302 of ERISA, has been incurred with respect to the Plan, whether or not waived. No "reportable event" of the type set forth in Section 4043 of ERISA has occurred and is continuing with respect to the Plan. There are no violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding the Plan with the Secretary of Labor, Secretary of the Treasury, or the Pension Benefit Guaranty Corporation (the "PBGC") or furnishing such documents to participants or beneficiaries, as the case may be. The Plan is not under audit by the Service or the Department of Labor. No claim, lawsuit, arbitration, or other action has been threatened, asserted, or instituted against the Plan, any trustee or fiduciaries thereof, Seller, or any of the assets of any trust maintained under the Plan. Seller has not incurred nor reasonably expects to incur, any liability to the PBGC.

         (g) All amendments required to bring the Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted.

         (h) The Plan has been operated and administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code. If the Plan is intended to be "qualified" within the meaning of Section 401(a) of the Code, it is so qualified and the trusts maintained under such Plan is exempt from taxation under section 501(a) of the Code.

         (i) No "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to the Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject Seller, Buyer, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

         (j) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under the Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for the Plan, does not exceed the assets thereof allocable to such benefits.

         (k) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA at the expense of the participant or the beneficiary of the participant. Seller will continue health insurance coverage for participants through May 31, 1998.

         (l) Seller does not currently maintain or contribute to any severance pay plan. No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under the Plan as a result of the actions contemplated by this Agreement.

         (m) Seller has complied with all of the requirements of COBRA. Seller has complied with and is in compliance with any and all laws, regulations, rules or ordinances regarding any medical plan or medical reimbursement plan administered by Seller.

         3.13 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in
Schedule 3.13 attached hereto, neither the execution nor delivery by Seller of this Agreement, or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of Seller's Articles of Incorporation or Bylaws; (b) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the passage of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under, any Material Agreement; (c) result in the creation of a lien, security interest, charge or encumbrance upon any of the Assets; or (d) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which any Seller or its properties or assets may be subject. No approval, authorization, consent or other action of, or filing with, or notice to any court, administrative agency or other governmental authority or any other person or entity is required for the execution and delivery by any Seller of this Agreement or any agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby.

         3.14 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has all permits, licenses, certificates of occupancy, approvals or other authorizations from and registrations with federal, state, municipal and foreign governmental agencies and private associations necessary to operate its business (collectively the "Permits") and all such Permits are in full force and effect and, to the knowledge of Seller, no suspension or cancellation of any such Permit is threatened. All such Permits that are assignable shall continue in full force and effect on behalf of Buyer following consummation of the transactions contemplated by this Agreement. A list of the Permits is included in SCHEDULE
3.14 hereto.

         3.15 INSURANCE. SCHEDULE 3.15 hereto contains a complete list of all insurance policies maintained by Seller with respect to the Business or the Assets. Such insurance: (i) is in full force and effect and will remain so through the Closing Date; and (ii) is sufficient for compliance with all requirements of law and any agreements to which Seller is a party or by which the Assets are bound.

         3.16 GUARANTEES. Except as set forth in SCHEDULE 3.16 attached hereto, neither the Business nor any of the Assets is nor will be at the Closing, directly or indirectly: (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of; or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of, any person, corporation, association, partnership or other entity including, without limitation, Seller or any of its affiliates.

         3.17 CORPORATE AND PERSONNEL DATA; LABOR RELATIONS. Seller is in compliance with all federal, state, local and foreign laws, rules and regulations affecting employment and employment practices of Seller, including those relating to terms and conditions of employment and wages. There are no complaints pending, or to Seller's, Usher's or Weiss' knowledge threatened, against Seller in connection with any employment related matters. SCHEDULE 3.17 hereto contains a list of the names, office locations, compensation, and years of credited service for vacation and pension plan purposes of all full- and part-time employees of Seller as of May 11, 1998 and a description of all employee "perks" or other benefit practices. To the knowledge of Seller, Usher and Weiss, within the twenty four (24) months preceding the date hereof, no strike or labor dispute involving Seller has occurred or was threatened. None of Seller's employees are covered by any union or collective bargaining agreement. No key employee of Seller has indicated to Seller that he or she is considering terminating his or her employment except as noted on SCHEDULE 3.17. The consummation of the transactions contemplated by this Agreement will not give rise to any liability of Seller for severance pay or termination pay. SCHEDULE 3.17 includes a monthly report for April, 1998, which accurately reflects Seller's entire current monthly payroll obligations to its employees. SCHEDULE 3.17 also includes a list of the names and compensation levels of any consultants, independent contractors or temporary employees regularly utilized by Seller in core functions of the Business (excluding employees supplied to clients for revenue generation purposes). If notice is received by Buyer of any matter referred to in this paragraph which is inconsistent with the representations made herein, Buyer will promptly inform Seller and Seller will cooperate with Buyer and assist Buyer in the resolution of such matter.

         3.18     COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.

         (a) Seller has at all times conducted its business and the Assets have been held in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over Seller. Seller has not received any formal or informal notice, advice, claim or complaint alleging that Seller has violated or may have violated any law, regulation, ordinance or order and, to Seller's, Usher's or Weiss' knowledge, no such notice, advice, claim or complaint of any type is threatened. Seller has at all times complied and presently comply with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and Seller has not received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards.

         (b) Without limiting the generality of the foregoing, to Seller's knowledge without independent investigation (i) all real property owned or leased by Seller and all buildings, fixtures, equipment and other improvements located thereon and the present use thereof comply in all respects with applicable fire codes, building codes, health codes, ordinances and regulations;
(ii) the business operations of Seller (including without limitation its leased and owned real property) are in compliance with all applicable statutes, regulations, ordinances, decrees or orders of governmental authorities relating to the environment (collectively the "Environmental Laws") including without limitation those relating to Hazardous Materials (as hereinafter defined); (iii) no Hazardous Material has been spilled, released, deposited or discharged on any of Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from pollution; (iv) no notice, information, request, citation, summons or order has been received by Seller and no complaint has been filed and no penalty has been assessed or threatened by any governmental authority with respect to (x) any alleged violation by Seller of any Environmental Law; (y) any alleged failure by Seller to have any environmental permit required in connection with the operation of their business; or (z) any generation, treatment, storage, recycling, transportation of disposal of any Hazardous Material; and (v) there have not previously been and are not presently any claims of any nature pursuant to any Environmental Law on any properties owned or leased by Seller. As used in this Agreement, the term Hazardous Material means any hazardous or toxic substance, material or waste or pollutants, contaminants or asbestos containing material which is regulated by any authority in any jurisdiction in which Seller does business.

         3.19 WORKER'S COMPENSATION CLAIMS. SCHEDULE 3.19 contains a true, correct and complete list of all claims or pending claims for workers' compensation submitted or expected to be submitted by any employee of Seller from January 1, 1995 to the closing with respect to services performed on behalf of Seller (the "Worker's Compensation Claims"). Each claim listed shall include the total reserve amount established for such claim by the Seller's workers' compensation carrier (the "Carrier"). Except as set forth on SCHEDULE 3.19, there are no facts or state of facts known to Seller and existing which could give rise to Workers' Compensation Claims by any employee of Seller with respect to services performed on behalf of Seller.

         3.20 CUSTOMER LIST. Attached hereto as SCHEDULE 3.20 is a true, correct and current list of all customers, clients and businesses which are now, or have within the last year, received temporary or permanent staffing from the Company, including the address, and for each such customer, client or business, and to Seller's knowledge, the telephone number, fax number and principal contact person for each such customer, client or business.

         3.21 ACCURACY OF INFORMATION FURNISHED. No statement contained in this Agreement or any Exhibit or Schedule attached hereto, and no statement contained in any certificate or other instrument or document furnished by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller, Usher and Weiss as follows:


         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and qualified to do business in the State of Illinois. Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORITY CONCERNING THIS AGREEMENT. The execution, delivery and performance by

Buyer of this Agreement and of each agreement, document or instrument executed and delivered or to be executed and delivered in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of Buyer, and do not violate or contravene Buyers Articles of Incorporation, By Laws, or any agreement, order, judgment or decree to which Buyer is a party or by which Buyer is bound. This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon Buyer, and enforceable against Buyer in accordance with their respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies.

         4.3 NO PROHIBITION. No Agreement or Contract has been entered by Buyer which would prohibit Buyer from entering or performing this Agreement.

         4.4 PERMISSION. No permission of any person, individual, group, committee, body or entity outside the Board of Directors of the Buyer is or will be required in order for Buyer to lawfully enter or perform this Agreement or any Agreement referenced herein, however this transaction was previously approved by BankBoston, Triumph Capital Group and Bachow and Associates.

5.       INDEMNIFICATION.

         5.1 INDEMNIFICATION OBLIGATION OF SELLER, USHER AND WEISS. Seller, Usher and Weiss, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer from, against and in respect of any loss, cost, damage or expense, including but not limited to, reasonable legal and accounting fees and expenses (and sales taxes thereon, if any) asserted against, imposed upon or paid, incurred or suffered (a "Loss"):

         (a) as a result of, arising from or in connection with any breach of any representation, warranty, covenant or agreement of Seller, Usher or Weiss in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby; or

         (b) any misrepresentation or inaccuracy in, or omission from any certificate, schedule, exhibit, written statement, document or instrument furnished by Seller, Usher or Weiss to Buyer in connection with the transactions contemplated by this Agreement.

         (c) the obligation to indemnify hereunder shall expire six (6) years following the Closing Date.

         5.2 INDEMNIFICATION OBLIGATION OF BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Seller, Usher and Weiss from, against and in respect of any Loss as a result of, arising from or in connection with any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any agreement, document or instrument executed and delivered in connection with the transactions contemplated hereby. The obligation to indemnify hereunder shall expire six (6) years following the Closing Date.

         5.3 INDEMNITY PROCEDURE.

         (a) A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party claiming indemnity is referred to as the "Indemnified Party." The Indemnified Party under this Agreement shall give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim of indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party shall be entitled to assume defense thereof (at its expense) provided that counsel for the Indemnifying Party who shall conduct the defense of such claim shall be approved by the Indemnified Party, such approval not to be unreasonably withheld. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof. If, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of a claim, or, if the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend a claim, the Indemnified Party may assume defense of such claim or action with counsel of its choosing at the Indemnifying Party's cost.

         (b) An Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement: (i) involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business; or (ii) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

         5.4 PAYMENT. The Indemnifying Party shall pay to the Indemnified Party any amounts owed to the Indemnified Party pursuant to this Section 5 within twenty (20) days after written request from the Indemnified Party to the Indemnifying Party to make such payment accompanied by appropriate substantiating documentation. In determining the amount owed hereunder, the parties shall make appropriate adjustments for tax benefits, insurance proceeds, and reimbursement or indemnification from other sources. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person, firm or entity with respect to the subject matter of the claim or litigation.

6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Buyer):

         6.1 PERFORMANCE OF OBLIGATIONS. Seller, Usher and Weiss shall have performed all of the obligations and complied with all of the covenants required to be performed or to be complied with by them under this Agreement on or prior to the Closing Date.

         6.2 APPROVALS. Seller shall have delivered to Buyer any and all approvals, consents or assignments necessary for the consummation of the transactions contemplated hereby, including, without limitation, any consents required: (i) by any governmental or administrative body; (ii) under any Material Agreement; (iii) under any insurance policies that Buyer has determined should continue in force after the Closing; or (iv) under any Permit.

         6.3 ACCESS. Buyer shall have had full and complete access during normal business hours to the properties, assets, books, agreements, files and records of Seller for the purpose of verifying the information set forth herein. Buyer's due diligence investigation shall not relieve Seller from any liability in connection with its representations and warranties set forth in this Agreement.

         6.4 FINANCIAL STATEMENTS. Buyer shall have received a copy of the Financial Statements and the Seller's most recent compiled financial statements.

         6.5 PROPERTY. Except as previously noted, all of Seller's real and personal property shall be in good operating condition, structurally sound and in good repair.

         6.6 APPROVAL. The board of directors of Seller shall have approved Seller entering into this Agreement and the consummation of the transactions contemplated hereby. The board of directors of Buyer shall have approved Buyer entering into this Agreement and consummation of the transactions contemplated hereby.

         6.7 LITIGATION. There shall not have been instituted, pending or threatened against Seller, any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

         6.8 ACCRUED EXPENSES AND CONTINGENT LIABILITIES. Seller shall have resolved, in a manner satisfactory to Buyer in its sole and absolute discretion, any issues relating to the accrued expenses and contingent liabilities of Seller.

         6.9 NONCOMPETITION AGREEMENT. (a) Buyer, Seller, Usher and Weiss shall have entered into Noncompetition Agreements prohibiting the Seller, Usher and Weiss from competing with Buyer, for a period from the date of this Agreement and up to and including May 18, 2003. (b) Buyer and Anna Greenberg shall have entered into Noncompetition Agreement prohibiting Anna Greenberg from competing with Buyer, for a period of one year following from Completion of Employment.

         6.10 DELIVERIES. Seller, Usher and Weiss shall have delivered or caused delivery of the items set forth in Section 2.2 hereof.

         6.11 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Seller, Usher and Weiss contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made anew at and as of such time. A disclosure in a schedule to this Agreement shall be deemed a disclosure regarding all matters to which it relates.

         6.12 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion from counsel of Seller dated as of the Closing Date and in substantially the form attached as EXHIBIT K hereto.

         6.13 EMPLOYMENT AGREEMENTS. Buyer shall have received an employment agreement from Anna Greenberg detailing her salary commission and bonus plan, substantially in the form attached hereto as EXHIBIT H.

         6.14 PREPARATION OF FILINGS AND REPORTS. Seller, Usher and Weiss shall have assisted Buyer with the preparation of financial statements, tax filings, SEC filings and other required reports.

7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Seller):


         7.1 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed all of its obligations and complied with all of its covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

         7.2 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Buyer contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made at and as of such time.

         7.3 DELIVERIES. Buyer shall have delivered or caused delivery of the items set forth in

Section 2.3 of this Agreement.

8. CERTAIN ADDITIONAL COVENANTS OF SELLER. Seller, Usher and Weiss covenant and agree with Buyer as follows:

         8.1 CONDUCT AND TRANSACTIONS PRIOR TO CLOSING. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or otherwise consented to in writing by Buyer:

         (a) Seller shall operate its business in the same manner as presently conducted and only in the ordinary and usual course and consistent with past practice, and will use all reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. Seller shall use all reasonable efforts, consistent with its past practices, to promote its business and shall not take or omit to take any action which causes, or which is likely to cause, any deterioration of their present business or relationships with suppliers or customers.

         (b) Seller will maintain all of its properties and assets, tangible or intangible, in substantially the same condition and repair as such properties and assets are maintained as of the date hereof, ordinary wear and tear excepted, and shall take all reasonable steps necessary to maintain and protect its intangible assets. Seller shall not sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with past practice.

         (c) Without the prior written consent of Buyer, Seller shall not grant any salary increase to any employee, or enter into any new or amend or alter any existing employment agreement or bonus, incentive compensation, medical reimbursement, life insurance, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe benefit plans or other arrangements for its employees.

         (d) Seller shall keep its properties and business insured to the same extent as insured on the date hereof.

         (e) Seller shall not take any action or omit to take any action that could cause (with or without the giving of notice or the passage of time or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Agreement or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Assets.

         (f) Seller will maintain its books, accounts and records in accordance with good business practice and generally accepted accounting principles consistently applied.

         (g) Seller shall not take any action that would cause its representations and warranties set forth herein not to be true and correct at and as of the Closing Date as if made at and as of such time.

         (h) Seller shall not declare, set aside or pay any dividend or make any distribution with respect its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

         (i) Seller will use its best efforts to obtain the approvals referred to in Section 6.2 hereto.

         (j) At least five (5) days prior to the Closing, Buyer may notify Seller of those insurance policies referred to in Section 3.15 that Buyer wants Seller to assign to Buyer, if any, and, upon such notice, Seller shall arrange for such insurance policies to be assigned to Buyer as of the Closing Date and for Buyer to be named as the insured thereunder.

         (k) Seller shall assume responsibility for the payment of all Federal and State income tax liabilities incurred through the Closing Date.

         (l) In the event that Buyer desires to use and retain the benefit of Seller's unemployment insurance rating with respect to any employees of Seller whom Buyer desires to employ, Seller shall cooperate with Buyer with respect to the taking of any actions which may reasonably be necessary to effectuate or facilitate the transfer of such rating and to allow Buyer to retain the full benefit thereof.

         (m) Seller shall not otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.6 of this Agreement.

         8.2 POST-CLOSING COVENANTS.

         (a) For a period of Two (2) Years subsequent to the Closing, Seller, Usher and Weiss covenant and agree to provide to Buyer or Buyer's auditors prompt access to Seller's books, files, records, and financial information; to cause any of Seller's accountants, attorneys, agents, employees, or representatives to provide to Buyer or Buyer's auditors prompt access to records, books, files, and financial information of Seller; and to provide such other prompt cooperation as may be necessary for Buyer or Buyer's auditors to prepare, at Buyer's cost, such financial statements of Seller as may be necessary or desirable in the conduct of Buyer's business, including but not limited to such financial statements or opinions as may be necessary in any required filings with the Securities and Exchange Commission.

         (b) Seller, Usher and Weiss covenant and agree, at their sole cost and expense, to notify Buyer, for a period of twelve (12) months after the Closing Date, of any Workers' Compensation Claims reported to Seller or carrier, of which they have or obtain knowledge, and which relate to work performed prior to the Closing Date.

         (c) Seller, Usher and Weiss covenant and agree with Buyer, its successors and assigns, that they will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement.

9.       POST-CLOSING COVENANTS OF BUYER.

         9.1 BUSINESS LOCATION. (a) Buyer covenants and agrees that it will keep the two (2) offices constituting the Business in place for the immediate full twelve (12) months following the Closing Date; (b) For twelve (12) months following the Closing and the Earnout Period, Buyer agrees that it will allow Mid-West to use office in Buyer=s leased office at 3452 South Western Avenue, Chicago, Illinois 60608, for the purpose of recruiting, filling and servicing Seller=s existing clients and soliciting future clients and may continue to use the tradename "Mid-West Temps" for the Earnout Period.

         9.2 SALES FORCE AND CUSTOMER SERVICE. Buyer covenants and agrees that until expiration of the Earnout Period the number of sales associates and customer service representatives will be kept constant with the number employed on the Closing Date and the sales force commission plans and the customer service compensation plans will be as described on Schedule 3.17 attached hereto. The sales territory for Anna Greenberg will not be reduced for two (2) years, and the sales territory for others will not be reduced for one (1) year following Closing.

         9.3 TERRITORY; CLOSED ACCOUNTS. Schedule 3.17 defines the territory for the sales force mentioned above. For four (4) months following the Closing Date, the accounts, clients or customers outside such territory may be closed and the person entitled to compensation for such accounts, etc. may receive such amounts that are due to the time of termination of the account.

10.      MISCELLANEOUS.

         10.1 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, between the parties hereto with respect to such subject matter. The Exhibits and Schedules to this Agreement are incorporated into and constitute part of this Agreement.

         10.2 AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         10.3 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.4 SURVIVABILITY. Notwithstanding any investigation made by or on behalf of any party to this Agreement, the representations and warranties made under and in connection with this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of such date and shall survive the Closing and consummation of all the transactions contemplated hereby for a period of six (6) years following the Closing Date.

         10.5 WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         10.6 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         10.7 DESCRIPTIVE HEADINGS/RECITALS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The recitals are incorporated into and made a part of this Agreement.

         10.8 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in counterparts by the separate parties hereto, all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

         10.9 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: (i) when delivered by hand; (ii) when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice);
(iii) five (5) days after being deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid; or (iv) on the second business day after being sent (prepaid for next day delivery), via Federal Express, United Parcel Service, DHL or other nationally recognized delivery service, as follows:

                  If to Seller or Usher and Weiss:

                  Teresa Usher
                  2512 North Bosworth #402
                  Chicago, Illinois 60614
                  Fax: (773) 248-2358

                  Deborah Weiss
                  3055 West Sherwin
                  Chicago, Illinois 60645
                  Fax: (773) 465-2616

                  With a copy to:
                  Stephen A. Landsman, Esquire
                  Rudnick & Wolfe

                  Suite 1800
                  203 N. LaSalle Street
                  Chicago, Illinois 60601-1293
                  Fax: (312) 630-7516

                  If to Buyer:
                  OutSource International of America, Inc.
                  1144 East Newport Center Drive
                  Deerfield Beach, Florida  33442
                  Attention: Chief Executive Officer
                  Phone:            (954) 418-6200
                  Fax:       (954) 418-3365

                  With copies to:
                  Brian M. Nugent, Esquire
                  Vice President and General Counsel
                  OutSource International, Inc.
                  Deerfield Beach, Florida  33442
                  Phone:            (954) 418-6580

                  and
                  John C. Lovett, Esquire
                  Katz, Kutter, Haigler, Alderman, et al.
                  106 East College Avenue
                  Suite 1200
                  Tallahassee, Florida 32301
                  Phone:  (850) 224-9634
or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto shall assign any of its rights or obligations hereunder without the express written consent of the other party hereto.

         10.11 APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in Accordance with, the laws of the State of Illinois.

         10.12 BROKERS AND AGENTS. Except as stated below, neither Buyer or Seller has retained any agent or broker with respect to the transaction contemplated pursuant to this Agreement. Seller has engaged the services of Mr. Brandon Walsh in connection with this Agreement and Seller shall pay any fee, charge or commission owing as a result of such engagement. Seller and Buyer agree to indemnify each other with respect to any claims made by any third party claiming a brokerage fee or commission arising out of the transaction contemplated by this Agreement, except for the fee charge or commission to be paid to Westgate Financial Group, LLC by Seller.

         10.13 EXPENSES. Except as otherwise provided herein, each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including accountants' and attorneys' fees.

         10.14 CONFIDENTIALITY. No party hereto shall divulge the existence of the terms of this Agreement, the transactions contemplated hereby or any information about another party that such party may have acquired in connection with the transaction, without the prior written approval of all of the parties hereto, except and as to the extent: (i) obligated by law, or (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby. The parties hereto acknowledge that any breach of the foregoing will give rise to irreparable injury that is not compensable in damages and agree that any party may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available.

         10.15 CERTAIN INTERPRETATIONS. Words such as "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The word "material" as used in this Agreement shall mean a deviation of more than five (5%) percent.

         10.16 EQUITABLE RELIEF. The parties hereto acknowledge and agree that any party's remedy at law for any breach or threatened breach of this Agreement which relates to requiring that the breaching party take any action or refrain from taking any action, would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that in absence of an adequate remedy at law, an aggrieved party shall be entitled to seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

         10.17 PRESS RELEASE. Except for a release giving notice that the transaction contemplated hereby has been closed, neither Buyer nor Seller shall make any public announcement or press release disclosing the terms and conditions of the transaction contemplated hereby without the written approval of the other.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                                     BUYER:

Witness:
                                                     OutSource International
                                                     of America, Inc.

/S/ MICHELE GRABASCH                                 By: /S/ DAVID SPARKMAN
-------------------------                                ----------------------
                                                     Name: DAVID SPARKMAN
                                                           --------------------
                                                     Title: ZONE VICE-PRESIDENT
                                                            -------------------

                                                     SELLER:

Witness:
                                                     Mid-West Temps, Inc.

                                                     By: /S/ TERESA J. USHER
                                                         ----------------------
Name:    /S/ DEBORAH WEISS
--------------------------------
                                                     Title: PRESIDENT

                                                     USHER AND WEISS:

                                                     /S/ TERESA J. USHER
                                                     --------------------------
                                                     Teresa Usher, individually

                                                     /S/ DEBORAH WEISS
                                                     --------------------------
                                                     Deborah Weiss, individually

                                    EXHIBIT B

                                ESCROW AGREEMENT

         This Escrow Agreement, dated as of May 18, 1998 (the "Closing Date") by and among OutSource International of America, Inc., a Florida corporation (the "Buyer"), Mid-West Temps, Inc., an Illinois corporation (the "Seller"), and The Chicago Trust Company, an Illinois corporation, as escrow agent ("Escrow Agent").

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated May 14, 1998, by and among Buyer, Seller, Teresa Usher and Deborah Weiss, Buyer will purchase substantially all of the assets of Seller (the "Purchase Agreement");

         WHEREAS, Buyer is unwilling to consummate the acquisition pursuant to the Purchase Agreement unless Seller agrees to place nine hundred forty-six thousand eight hundred dollars ($946,800) in escrow for a term of fourteen (14) months as security for its indemnification obligations under the Purchase Agreement; and

         WHEREAS, to induce Buyer to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, Buyer and Seller desire to execute this Escrow Agreement and to be bound by the terms hereof.

         NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.       ESTABLISHMENT OF ESCROW

         (a) Buyer is depositing with Escrow Agent an amount equal to nine hundred forty-six thousand eight hundred dollars ($946,800.00) in immediately available funds (as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under Section 5(j), or losses on investments, the "Escrow Fund"). Escrow Agent acknowledges receipt thereof.

         (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.       INVESTMENT OF FUNDS; DISBURSEMENTS OF EARNINGS

         (a) The Seller shall have sole discretion to instruct the Escrow Agent to invest the Escrow Fund in readily marketable securities of any type rated "A" or better by Standard & Poor's Rating Group or an equivalent rating by any other nationally recognized rating service (with a maturity date not greater than twelve (12) months from the date of investment), with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

         (b) Escrow Agent shall make quarterly disbursements to Seller of all earnings from the investments made pursuant to this Section 2 commencing October 1, 1998 and on each January 1, April 1 and July 1 thereafter.

3.       CLAIMS

         (a) From time to time on or before July 18, 1999, Buyer shall give notice (a "Notice") to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") Buyer is asserting under
Section 1.6(b) of the Purchase Agreement; Buyer may make more than one Claim with respect to any underlying state of facts. If Seller gives notice to Buyer and Escrow Agent disputing any Claim (a "Counter Notice") within 30 days following receipt by Seller of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b) hereof. If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 30-day period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

         (b) If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

4.       TERMINATION OF ESCROW

         On July 18, 1999, Escrow Agent shall pay and distribute the then amount of Escrow Fund to Seller unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund and the balance shall be paid to Seller. If there shall be multiple Claims pending, and any such Claim shall be resolved by settlement, litigation or otherwise, the Escrow Agent shall pay and distribute the portion of the Escrow Fund relating to such resolved Claim in the manner provided for in Section 3(b) above.

5.       DUTIES OF ESCROW AGENT

         (a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

         (b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest or principal incident to any such delays.

         (c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

         (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         (e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

         (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

         (g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

         (h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

         (i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

         (j) Buyer and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $2,792.00 at the time of execution of this Agreement and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne equally by Buyer and Seller.

         (k) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

         (l) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

6.       LIMITED RESPONSIBILITY

         This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7.       OWNERSHIP FOR TAX PURPOSES

         Seller agrees that, for purposes of federal and other taxes based on income, Seller will be treated as the owner of the Escrow Fund, respectively, and that Seller will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

8.       NOTICES

         Every notice or other communication required, contemplated or permitted by this Agreement by any party shall be in writing and shall be delivered either by personal delivery, telegram, telecopy (provided receipt thereof is confirmed in writing on the date of receipt by the recipient thereof), private carrier service or postage prepaid, return receipt requested certified or registered mail, addressed to the party to whom intended at the following address:

         (a)      If to Seller:

                  Mid-West Temps, Inc.
                  2512 North Bosworth, No. 402
                  Chicago, Illinois 60614
                  Attention:  Ms. Teresa Usher
                  Fax No. 773.248.2358

                  With a copy to:

                  Rudnick & Wolfe
                  203 North LaSalle Street, Suite 1800
                  Chicago, Illinois 60601-1293
                  Attention: Stephen A. Landsman, Esq.
                  Fax No. 312.236.7516

         (b)      If to Buyer:

                  OutSource International of America, Inc.
                  1144 East Newport Center Drive
                  Deerfield Beach, Florida  33442
                  Attention: Chief Executive Officer
                  Fax No. 954.418.3365

                  With a Copy to:

                  OutSource International, Inc.
                  1144 East Newport Center Drive
                  Deerfield Beach, Florida 33442
                  Attention: Brian Nugent, Esq.
                             Vice President and General Counsel
                  Fax No. 954.418.3365

                  and

                  Katz, Kutter, Haigler, Alderman, et al.
                  106 East College Avenue
                  Suite 1200
                  Tallahassee, Florida 32301
                  Attention: John C. Lovett, Esq.
                  Fax No. 850.224.0781

         (c)      If to Escrow Agent:

                  Chicago Title and Trust Company
                  171 N. Clark Street
                  Chicago, Illinois 60601
                  Attention:  Ann Christensen/Max Mintzer
                  Fax No. 312.223.5888

9.       JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, Cook County and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.       COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

11.       SECTION HEADINGS

         The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.       WAIVER OF PROVISIONS

         The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term or covenant of this Agreement.

13.       EXCLUSIVE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, the Seller and the Escrow Agent.

14.       GOVERNING LAW

         The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflict of laws rules.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

OUTSOURCE INTERNATIONAL                               MID-WEST TEMPS, INC.
OF AMERICA, INC.

By: /S/ DAVID SPARKMAN                                By: /S/ TERESA J. USHER
    ----------------------                                ---------------------

Name: DAVID SPARKMAN                                  Name: TERESA J. USHER
      --------------------                                  -------------------
Title: ZONE VICE-PRESIDENT                            Title: PRESIDENT
       -------------------                                   ------------------


THE CHICAGO TRUST COMPANY

By:/S/ HUBERT A. ADAMS
   ----------------------------
Name: HUBERT A. ADAMS
      -------------------------
Title: SENIOR VICE PRESIDENT
       ------------------------

                                   EXHIBIT C

                          ADJUSTED GP OF THE BUSINESS


For purposes of Section 1.6 of the Agreement, the Adjusted GP of the Business will be calculated as:

                           REVENUE less COST OF SALES

REVENUE: total invoices for services rendered by the Business including, without limitation, permanent placement fees, during the period commencing at the opening of business on June 1, 1998 and terminating at the close of business on May 31, 1999 (the "Earnout Period") that are attributable to: (i) the accounts of Seller at the Closing Date that are being purchased pursuant to the Agreement and retained by Buyer (the "Purchased Accounts"); (ii) all incremental business attributed to the Purchased Accounts; and (iii) any new accounts secured after the Closing Date by employees of Buyer who were employees of Seller as of the Closing Date or any replacements thereof of substitutions therefor ((i) (ii) and (iii) are collectively referred to herrein as the "Business Accounts"). Revenue, as determined above, shall be adjusted for credit or debit memos received with respect to such invoices on or before the last day of the first month following the end of the applicable twelve month period, provided that any such debit memo or credit memo is issued in the ordinary course of business consistent with past practices prior to Closing and is in accordance with generally accepted accouting principles. In addition to the foregoing, it is understood and agreed that for purposes of this Exhibit C, if , during the Earnout Period, Mid-West secures an order which is wholly or partially fulfilled out of non-Mid-West offices of Buyer (which, for this purpose, shall be deemed to include fulfillment by Tandem personnel at the shared office at 3452 S. Western Avenue in Chicago, Illinois (the "Shared Office")), then Buyer shall be entitled to receive 50% if the gross profit attributable to the number of worksite temporary employees provided by Buyer (and Seller shall only be chargeable with 50% of the Cost of Sales with respect to such employees) and, conversely, if Buyer secures an order which is wholly or partially fulfilled by a Mid-West personnel, whether out of a Mid-West office or the Shared Office, then the Adjusted GP of the Business shall be increased by 50% of the gross profit attributable to the number of worksite temporary employees provided by Mid-West. One hundred percent (100%) of any business secured by a Mid-West sales representative and filled by a Mid-West personnel, whether out of a Mid-West office or the Shared Office, shall be included within Revenue hereunder.

COST OF
SALES:(1)         the sum of:


         /bullet/ Gross Payroll of all worksite temporary employees working at the Business Accounts; provided, however, that in any instance where only 50% of the revenue is included within Revenue hereunder, then only 50% of any such Gross Payroll shall be included within Cost of Sales hereunder.

         /bullet/ All employment related taxes paid by Buyer attributable to worksite temporary employees working at the Business Accounts, including, but not limited, to FICA, SUTA (Seller's rates) and FUTA; provided, however, that in any instance where only 50% of the revenue is included within Revenue hereunder, then only 50% of any such employment related taxes shall be included within Cost of Sales hereunder.

         /bullet/ WORKERS' COMPENSATION EXPENSE relating to worksite temporary employees working at the Business Accounts (based upon Seller's 1998/1999 rates as set forth on page 5 of the May 1, 1998 proposal from Wausau Underwriters Insurance Company, a copy of which is attached hereto); provided, however, that in any instance where only 50% of the revenue is included within Revenue hereunder, then only 50% of any such Workers' Compensation expenses shall be included within Cost of Sales hereunder.

         /bullet/ BAD DEBT relating to the Business Accounts. For purposes hereof, a bad debt shall be deemed to mean solely the gross profit amount on the amount of any invoice for the related Business Accounts which is either written off as uncollectible for the Earnout Period, or which is outstanding for more than ninety (90) days as of August 31, 1999, plus 10% of such uncollectible amount; provided however, then in any instance where only 50% of the revenue is included within Revenue hereunder, then only 50% of the bad debt (as defined above) shall be included within Cost of Sales hereunder. The write off of any invoice as uncollectible shall be made in the ordinary and usual course of business on the basis of criteria which is consistent with Seller's past practice prior to the Closing date and which is in accordance with generally accepted accounting principles.


----------
(1) For the purposes of the 1997-1998 base period gross profit calculation, actual worker' compensation expenses are to be used.

                                   EXHIBIT M

STATE OF ILLINOIS
COUNTY OF COOK

                          CONSULTING SERVICES AGREEMENT

         THIS AGREEMENT made and entered into this 18th day of May, 1998, by and between OUTSOURCE INTERNATIONAL OF AMERICA, INC., a Florida corporation whose address is 1144 East Newport Center Drive, Deerfield Beach, Florida 33442 ("OutSource"),and TERESA USHER whose address is 2512 North Bosworth #402, Chicago, Illinois 60614 ("Usher").

                      STATEMENT OF BACKGROUND INFORMATION

         OutSource has acquired and intends to operate a certain business (the "Business") formerly known as Mid-West Temps, Inc. in Chicago, Illinois. Usher desires to render consulting services to OutSource in connection with the Business. OutSource desires to engage the services of Usher for such purpose. The parties desire to state their intentions with respect to such engagement in this Agreement.

                             STATEMENT OF AGREEMENT

         For the consideration stated below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, OutSource and Usher agree:

         1. ENGAGEMENT: OutSource hereby engages Usher to assist OutSource by providing consulting services (the "Services") in connection with the Business. The Services are to consult with and advise OutSource regarding the Business, its clients, methods of operating, sources of revenue and other general business concerns. Usher accepts such engagement and agrees to perform the Services as set forth herein.

         2. CONSIDERATION: The consideration for this Agreement is the benefit received by Usher under the terms of that certain Asset Purchase Agreement dated May 14, 1998 between and among OutSource, Mid-West Temps, Inc., Usher and Deborah Weiss. No further fee or payment is to be made to Usher under this Agreement.

         3. OUTSOURCE'S DIRECTION: Usher shall perform the Services as reasonably requested by OutSource, but Usher shall not be required to devote any set number of hours or minimum time to provide the Services, only to consult with and advise OutSource in good faith regarding the Business. Usher shall be reimbursed by OutSource for her reasonable business expenses incurred with the approval of OutSource in connection with the Services.

         4. CONTRACTS: Usher shall not enter into any contracts with any party in the name of OutSource. Usher shall have no authority to bind OutSource to any contract or agreement, or to acquiesce in any action on behalf of OutSource. Usher shall have no authority to obligate OutSource for any cost, expense, or indebtedness.

         5. TERM OF AGREEMENT: The term of this Agreement shall commence on the date hereof and shall continue for one year from the date of this Agreement.

         6. PROCEDURE ON TERMINATION. On the termination of this Agreement, Usher shall account to and deliver to OutSource all materials, supplies, equipment, contracts, documents, and other items in her possession related to the Services and furnish all information and take all further reasonable action that OutSource may reasonably request to effectuate an orderly and systematic termination of Usher's responsibilities hereunder.

         7. NO PARTNERSHIP. OutSource and Usher shall not and do not by this Agreement in any way or for any purpose become partners, nor shall either be or become a joint venturer or member of a joint enterprise with the other. Usher is an independent contractor and not an employee of OutSource.

         8. NOTICES: All notices required, permitted, or given under this Agreement shall be in writing and shall be deemed given when personally delivered or deposited in the United States Mail, postage prepaid, return receipt requested and addressed to the parties at their address stated above.

         9. MISCELLANEOUS: This Agreement has been made and entered into under the laws of the State of Illinois and shall be enforced and construed in accordance with Illinois law. This Agreement shall be binding upon and inure to the benefit of OutSource and Usher and their respective heirs, legal representatives, successors, and assigns. This Agreement, together with the attachments hereto, constitutes the sole agreement between OutSource and Usher with respect to the matters contained herein and shall not be modified except by a writing signed by both parties.

         IN WITNESS WHEREOF, this Agreement has been executed by OutSource and Usher as of the day written above.

Signed, sealed and delivered
in the presence of:

                                            OUTSOURCE INTERNATIONAL OF
                                            AMERICA, INC.

/S/ MICHELE GRABASCH                        By: /S/ DAVID SPARKMAN
----------------------------                    -------------------------------
                                            Its: ZONE VICE-PRESIDENT
----------------------------                     ------------------------------

                                            /S/ TERESA J. USHER
----------------------------                -----------------------------------
                                                TERESA USHER

STATE OF ILLINOIS
COUNTY OF COOK

                          CONSULTING SERVICES AGREEMENT

         THIS AGREEMENT made and entered into this 18th day of May, 1998, by and between OUTSOURCE INTERNATIONAL OF AMERICA, INC., a Florida corporation whose address is 1144 East Newport Center Drive, Deerfield Beach, Florida 33442 ("OutSource"),and DEBORAH WEISS whose address is 3055 West Sherwin, Chicago, Illinois 60645 ("Weiss").

                       STATEMENT OF BACKGROUND INFORMATION

         OutSource has acquired and intends to operate a certain business (the "Business") formerly known as Mid-West Temps, Inc. in Chicago, Illinois. Weiss desires to render consulting services to OutSource in connection with the Business. OutSource desires to engage the services of Weiss for such purpose. The parties desire to state their intentions with respect to such engagement in this Agreement.

                             STATEMENT OF AGREEMENT

         For the consideration stated below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, OutSource and Weiss agree:

         1. ENGAGEMENT: OutSource hereby engages Weiss to assist OutSource by providing consulting services (the "Services") in connection with the Business. The Services are to consult with and advise OutSource regarding the Business, its clients, methods of operating, sources of revenue and other general business concerns. Weiss accepts such engagement and agrees to perform the Services as set forth herein.

         2. CONSIDERATION: The consideration for this Agreement is the benefit received by Weiss under the terms of that certain Asset Purchase Agreement dated May 14, 1998 between and among OutSource, Mid-West Temps, Inc., Usher and Deborah Weiss. No further fee or payment is to be made to Weiss under this Agreement.

         3. OUTSOURCE'S DIRECTION: Weiss shall perform the Services as reasonably requested by OutSource, but Weiss shall not be required to devote any set number of hours or minimum time to provide the Services, only to consult with and advise OutSource in good faith regarding the Business. Weiss shall be reimbursed by OutSource for her reasonable business expenses incurred with the approval of OutSource in connection with her Services.

         4. CONTRACTS: Weiss shall not enter into any contracts with any party in the name of OutSource. Weiss shall have no authority to bind OutSource to any contract or agreement, or to acquiesce in any action on behalf of OutSource. Weiss shall have no authority to obligate OutSource for any cost, expense, or indebtedness.

         5. TERM OF AGREEMENT: The term of this Agreement shall commence on the date hereof and shall continue for one year from the date of this Agreement.

         6. PROCEDURE ON TERMINATION. On the termination of this Agreement, Weiss shall account to and deliver to OutSource all materials, supplies, equipment, contracts, documents, and other items in her possession related to the Services and furnish all information and take all further reasonable action that OutSource may reasonably request to effectuate an orderly and systematic termination of Weiss's responsibilities hereunder.

         7. NO PARTNERSHIP. OutSource and Weiss shall not and do not by this Agreement in any way or for any purpose become partners, nor shall either be or become a joint venturer or member of a joint enterprise with the other. Weiss is an independent contractor and not an employee of OutSource.

         8. NOTICES: All notices required, permitted, or given under this Agreement shall be in writing and shall be deemed given when personally delivered or deposited in the United States Mail, postage prepaid, return receipt requested and addressed to the parties at their address stated above.

         9. MISCELLANEOUS: This Agreement has been made and entered into under the laws of the State of Illinois and shall be enforced and construed in accordance with Illinois law. This Agreement shall be binding upon and inure to the benefit of OutSource and Weiss and their respective heirs, legal representatives, successors, and assigns. This Agreement, together with the attachments hereto, constitutes the sole agreement between OutSource and Weiss with respect to the matters contained herein and shall not be modified except by a writing signed by both parties.

        IN WITNESS WHEREOF, this Agreement has been executed by OutSource and Weiss as of the day written above.

Signed, sealed and delivered in the presence of:

                                           OUTSOURCE INTERNATIONAL
                                           OF AMERICA, INC.

                                           By: /S/ DAVID SPARKMAN
                                               --------------------------------
/S/ MICHELE GRABASCH                       Its:  ZONE VICE-PRESIDENT
-------------------------------                  ------------------------------

                                           /S/ DEBORAH WEISS
-------------------------------            ------------------------------------
                                               DEBORAH WEISS